Exhibit 99

NEWS

Hot Sales Pace Continues for Ford’s New Fuel-Efficient Vehicles and Powertrains

●	Strong demand for Ford’s new fuel-efficient vehicles and powertrains continued in May

●	Ford’s all-new Fiesta and Focus combined for 29,423 sales – Ford’s biggest small car month since May 2008

●	Explorer posts highest sales in 47 months; total sales up 135 percent; retail sales quadruple from a year ago

●	Fusion and Escape continue record setting sales pace with strong demand for 4-cylinder engines; F-150’s all-new V6 engines outsell the V8s

●	Ford’s May sales totaled 192,102, equal to a year ago; year-to-date sales totaled 878,600, up 12 percent

●	Ford announces third quarter North American production

DEARBORN, Mich., June 1, 2011 – Consumer demand remained strong in May for Ford’s new fuel-efficient vehicles and powertrains, bringing significant year-over-year sales gains for small cars and Explorer.

“Customers increasingly are demanding new products that deliver compelling fuel economy,” said Ken Czubay, Ford vice president, U.S. Marketing, Sales and Service. “Ford’s new fuel-efficient products and powertrains arrived at the right time – just as fuel efficiency became even more of a consideration among consumers.”

Ford’s two all-new small cars combined had sales of 29,423 in May, up 74 percent versus a year ago.  It was Ford’s largest small car month since May 2008. Fiesta sales were 7,120, and Focus sales were 22,303, up 32 percent versus a year ago.

The Ford Fusion midsize car also has started 2011 strong – with five straight monthly sales records. In May, Fusion sales totaled 24,666, its second highest month ever, and up 10 percent versus a year ago. Eighty percent of customers equipped their new Fusion with a 4-cylinder engine, up from 50 percent when the car debuted five years ago. Sales of the Lincoln MKZ were up 24 percent in May and the MKZ Hybrid accounted for 22 percent of sales.

Explorer sales totaled 13,318, up 135 percent versus a year ago. This is the highest sales for Explorer in 47 months. In the first five months of 2011, the new Explorer is setting a torrid pace, with year-to-date sales totaling 55,401, up 120 percent. In June, Explorer will surpass last year’s full-year sales total of 60,687. Explorer has class-leading highway fuel economy of 25 mpg.

Escape sales totaled 23,140, up 21 percent. Fifty percent of customers now equip their Escape with a 4-cylinder engine, up from 40 percent a few years ago.

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Truck sales were lower in May, with higher gas prices likely causing some buyers to defer purchases.

Still, Ford’s F-Series truck remained the best-selling vehicle in the U.S. with May sales of 42,399 (down 15 percent versus a year ago) and year-to-date sales of 214,461 (up 11 percent). The new 3.5-liter EcoBoost engine accounted for 41 percent of F-150 retail sales in May, up 4 percentage points from April. The total V6 mix, including the new 3.7-liter engine, was 55 percent – surpassing sales of F-150s equipped with V8s.

Sales Summary
In May, total sales were 192,102, equal to a year ago. Retail sales were up 5 percent, and fleet sales were down 8 percent. (Commercial was down 1 percent, government was down 9 percent, and daily rental was down 13 percent.)

Year-to-date, total sales were 878,600, up 12 percent. Retail sales were up 14 percent, and fleet sales were up 8 percent. (Commercial was up 24 percent, government grew 6 percent, and daily rental was down 2 percent.)

North American Production
In the third quarter, Ford plans to produce 630,000 vehicles in its North American assembly plants, up 44,000 (8 percent) versus third quarter 2010.

In the second quarter, Ford plans to produce 710,000 vehicles, unchanged from its previous forecast, and up 57,000 units (9 percent) versus second quarter 2010.

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Note: The sales data included in this release and the accompanying tables are based largely on data reported by dealers representing their sales to retail and fleet customers.

About Ford Motor Company
Ford Motor Company, a global automotive industry leader based in Dearborn, Mich., manufactures or distributes automobiles across six continents. With about 166,000 employees and about 70 plants worldwide, the company’s automotive brands include Ford and Lincoln. The company provides financial services through Ford Motor Credit Company. For more information regarding Ford’s products, please visit www.ford.com.

Contact:	George Pipas
313.323.9216
gpipas@ford.com

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For news releases, related materials and high-resolution photos and video, visit www.media.ford.com.
Follow at www.facebook.com/ford, www.twitter.com/ford or www.youtube.com/fordvideo1